SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2008

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 Zanker Road

San Jose, California

95112

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 969-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2008, John Cobb was appointed as Chief Financial Officer of Integrated Silicon Solution, Inc. (the “Company”). Prior to Mr. Cobb’s employment with the Company he served as vice president, finance and administration and chief financial officer of Power Integrations, Inc., a power conversion semiconductor company, from April 2001 to May 2006. From April 1990 to October 2000, Mr. Cobb held various senior level financial positions at Quantum Corporation, a computer storage company, most recently as vice president, finance and chief financial officer of the company’s hard disk drive group. Mr. Cobb is 51 years old. There are no family relationships among Mr. Cobb and any directors or other executive officers of the Company. As the Company’s Chief Financial Officer, Mr. Cobb will also serve as the Company’s Chief Accounting Officer and Secretary.

Mr. Cobb does not have an employment contract with the Company to serve for any specific term. He is a party to an offer letter with the Company that provides for (i) a base salary of $225,000 per year, (ii) a bonus for 2008 of $75,000, which amount will be pro rated for the partial period commencing with the first day of employment and (iii) the grant of a stock option to purchase up to 60,000 shares of the Company’s common stock to be made with an exercise price equal to the fair market value of the Company’s common stock on the date of grant and vesting over four years (the “Option”).

Prior to Mr. Cobb’s election, Scott Howarth served as the Company’s Chief Financial Officer in addition to his roles and President and Chief Executive Officer. Mr. Howarth will continue to serve as the Company’s President and Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: May 12, 2008	/s/ SCOTT D. HOWARTH
Scott D. Howarth
President and Chief Executive Officer